UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): February 27, 2012

INTERACTIVE SYSTEMS WORLDWIDE INC.

(exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification Number)
3363 Corte Del Cruce, Carlsbad CA	92009
(Address of principal executive offices)	(Zip Code)

(973) 256-8181

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

At a Board of Directors meeting held on February 27, 2012. Mr. Johns reiterated his previous offer to continue his role as the Company’s CEO on a part-time, interim basis, for an indeterminate length of time, in order to provide continuity for certain ongoing business functions. Mr. Johns, who is 56 years old, has been Chief Executive Officer of the Company, responsible for all aspects of the operation for both the Company and for its wholly owned UK subsidiary, Global Interactive Gaming Limited (“GIG”) since July 1, 2010. Mr. Johns has been a member of the Company's Board of Directors since January 26, 2010. The Board thanks Mr. Johns for offering his services on a part-time, interim basis.

Several of the existing Directors have reached the conclusion that they no longer have a significant role to play in the Company’s future. This is a result of a change in the fundamental nature of the Company as described in more detail in Item 8.01.

Mr. Barry Mindes has resigned as a Director of the Company as 3/19/2012. Mr. Mindes, who is 80 years old, is a founder of the Company and has served in several capacities including as Director, Chairman and CEO since the creation of the Company. The Board thanks Mr. Mindes for his years of service.

Mr. Bernard Albanese has resigned as a Director of the Company as 3/19/2012. Mr. Albanese, who is 64 years old, is a founder of the Company and has served in several capacities including as President, Treasurer, Vice President of Systems, Director and Chairman. The Board thanks Mr. Albanese for his years of service.

Mr. James McDade has resigned as a Director of the Company as of 3/19/2012 Mr. McDade, who is 45 years old, has served in several capacities including as CFO and Director. The Board thanks Mr. McDade for his years of service.

ITEM 8.01. OTHER EVENTS

The Company would like to comment on the current state of the Company. This current state of the Company has been significantly affected by events that have occurred during the last nine months.

The Company previously announced that on August 1, 2011 the Company and GH Interactive Ltd (“GHI”), a UK company, signed a non-exclusive licensing agreement for the SportXction® software, and the assignment of contracts with GIG’s business partners. The Company will receive royalty payments from GHI of 10% of any revenue received by GHI over the base amount of £240,000 per annum. GIG has ceased day-to-day operations in the UK. GHI has assumed the operational requirements and the costs of providing services relating to the GIG’s agreements with Ladbrokes and Sportingbet. GHI will also receive payment directly from these customers for providing their services.

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The Company has also previously announced that on December 30, 2011 the Company signed a two-part Patent and Software Licensing Agreement with Stadium Technology Group, LLC, a Nevada limited liability company (“STG”). Under the terms of this agreement, the Company received an upfront payment of $70,000 from STG. The Company will also receive ongoing quarterly royalty payments based on the revenue received by STG from its use of either the Company’s patents or the Company’s SportXction® Software System. The Company will receive quarterly software royalty payments equal to 20% of the revenue received by STG related to the use of the SportXction® product. The Company will also receive patent royalty payments of 5% of STG’s revenue generated by their Rapid Bet Live (“RBL”) Product and other related products up to a maximum total of $1 Million of patent royalty payments.

The signing of these two agreements has fundamentally altered the nature of the Company. The Company has been transformed from an operational company, with sales, marketing, technical and operational components and expenses to an intellectual property holding company, without operational responsibilities and expenses. The Company has a potential revenue stream resulting from the licensing agreements in place and directly related to the success or lack of success the Company’s licensees may have in exploiting the Company’s technology and/or patents to produce revenue.

This fundamental change to an intellectual property holding company, with limited demands, will result in several practical changes in the Company’s activities and the way the Company is managed. Sales and marketing efforts will be reduced, since the sales and marketing responsibility is now largely that of our licensee partners. The Company currently has no employees, and it is not anticipated that there will be any in the near future.

As previously stated, Mr. Johns has agreed to stay on as a part-time CEO for an indefinite time. However, his management time will be significantly reduced, and largely custodial, overseeing the collection of the royalties, the payment of expenses and payment to the Company’s creditors, if appropriate. It is not anticipated that the Company will embark on any significant new ventures with the exception for continuing ongoing discussions with some interested parties to purchase software, or that any significant managerial decisions will be made other than resolving administrative issues.

Because of the fundamental change in the nature of the Company, it was felt by several of the existing Directors that they no longer have a significant role to play in the Company’s future. They have reached the conclusion that their collective entrepreneurial, technical, creative and/or financial skills are no longer needed by the Company in its current situation. Therefore, as described in Item 5.02, they have resigned.

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The Company currently has no offices, no employee expense and on a go-forward basis expects to only have some minor corporate overhead expenses in the US.. Although the Company is hopeful that the Company’s intellectual property and licensing Agreements will generate revenue, there is currently no significant revenue stream, and no assurances can be given that the recently signed UK and US licensing agreements will result in significant revenue. The Company’s overall financial situation has not changed since 8K of Jan. 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC.
(Registrant)

By:	/s/ Steve Johns
Steve Johns
Chief Executive Officer

Date: March 19, 2012

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